June 4, 1997

[Name of  Executive]

Dear [Name]:

Edison Brothers Stores, Inc. ( EBS ) hereby grants to you, as of the Effective Date (as hereinafter defined) and subject to the conditions hereinafter set forth, [number of shares] shares of the Common Stock (as
hereinafter defined) of EBS (the   Restricted Stock  ).  This letter
agreement (the   Restricted Stock Agreement  ) shall evidence such grant.
Notwithstanding anything to the contrary contained herein, this Restricted Stock Agreement and the grant evidenced hereby shall be of no force or effect unless (a) this Restricted Stock Agreement is provided for or contemplated by a plan of reorganization that is confirmed by the Bankruptcy Court in the Chapter 11 Case (as hereinafter defined) and
(b) you are in the employ of EBS or one of its Subsidiaries (as hereinafter defined) on the Effective Date.

     1. Date of Grant: This grant shall take effect on the Effective Date, which for all purposes hereunder shall be deemed the Date of Grant.

     2. Cost of Shares of Restricted Stock: This grant of Restricted Stock is considered additional compensation, for the periods specified in paragraph 6, and shall be at no cost to you.

     3. Delivery of Restricted Stock: The Restricted Stock shall be issued to you as a matter of record as of the Date of Grant but shall not be delivered to you until certain specified conditions, hereinafter set forth, are met.

     4. Dividend Rights: You shall have full dividend rights with respect to each share of Restricted Stock, beginning with the Date of Grant, and shall retain such rights so long as such share of Restricted Stock is not forfeited by you prior to vesting or disposed of by you after vesting.

     5. Voting Rights: You shall have full voting rights with respect to each share of Restricted Stock, beginning with the Date of Grant, and shall retain such rights so long as such share of Restricted Stock is not forfeited by you prior to vesting or disposed of by you after vesting.

     6. Vesting: One half of the shares of Restricted Stock shall be deemed earned during the one-year period ending on the first anniversary of the Date of Grant and shall vest and be delivered to you free of any restriction imposed hereunder on the last day of such period, and one half of the shares of Restricted Stock shall be deemed earned during the one-year period ending on the second anniversary of the Date of Grant and shall vest and be delivered to you free of any restriction imposed hereunder on the last day of such period, provided, however, that except as provided in paragraph 8 below, such shares shall vest and be delivered only if at the time set forth above for vesting and delivery you are then in the employ of EBS or one of its subsidiaries, as such term is defined in 425(f) of the Internal Revenue Code of 1986, as amended (Subsidiaries), and shall have been continuously so employed since the Date of Grant. If there should come a time when you are no longer employed by either EBS or a Subsidiary
of EBS (collectively, the   Company  ), then at such time all shares of
Restricted Stock not yet vested shall be forfeited (except as provided in paragraph 8 below). Notwithstanding the foregoing, the Board of Directors of EBS, in its sole discretion, may accelerate the vesting schedule as set out above in whole or in part at any time and from time to time.

     7. Non-Transferability: No share of Restricted Stock shall be transferable by you prior to vesting.

     8.   Accelerated Vesting:

     (a) Death or Disability: In the event of your death or Disability while in the employ of the Company, all shares of Restricted Stock not yet vested due to the restrictions set forth above shall become immediately vested and, if not already delivered, shall be delivered to you or your
estate.  As used herein,   Disability   shall mean your inability to
perform the duties of your position with the Company by reason of a medically determined physical or mental impairment which has existed for a continuous period of at least 26 weeks and which, in the judgment of a physician who certifies to such judgment, is expected to be of indefinite duration or to result in imminent death.

     (b) Termination of Employment: In the event (i) your employment by the Company is terminated Without Cause (as hereinafter defined) or
(ii) you voluntarily terminate your employment with the Company for Good Reason (as hereinafter defined), then all shares of Restricted Stock not yet vested due to the restrictions set forth above shall become immediately vested and, if not already delivered, shall be delivered to you.

     (c) Change in Control: In the event of a Change in Control (as hereinafter defined), all shares of Restricted Stock not yet vested due to the restrictions set forth above shall become immediately vested and, if not already delivered, shall be delivered to you.

     9.   Definitions:

     (a)    Without Cause   means any termination of your employment by the
Company which is not a termination of employment for Cause or for
Disability.    Cause   means (i) your willful or repeated failure
substantially to perform the duties of your position with the Company (other than any such failure resulting from your Disability), which failure is not or cannot be cured within five business days after the Company has given you written notice specifying in detail the particulars of the acts or omissions deemed to constitute such failure; (ii) your engaging in willful misconduct which is materially injurious to the Company; (iii) your engaging in any act of moral turpitude that is reasonably likely to materially and adversely affect the Company or its business; or (iv) your conviction of, or entry of a plea of nolo contendere with respect to, any felony. For purposes of this definition, no act, or failure to act, on
your part shall be considered   willful   unless done, or omitted to be
done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. You shall not be deemed to have been terminated for Cause unless and until the Board of Directors of EBS finds that your termination for Cause is justified and has given you written notice of termination, specifying in detail the particulars of your conduct found by the Board to justify such termination for Cause.

     (b)    Good Reason,   when used with reference to your voluntary
termination of your employment with the Company, means (i) a reduction in your base salary as in effect on the date hereof or as the same may be increased from time to time; (ii) the assignment to you of any duties materially inconsistent with your status as an executive of the Company; or
(iii) your mandatory transfer by the Company to another geographic location, except for required travel on Company business to an extent substantially consistent with your business travel obligations as of the date hereof.

     (c)    Change in Control   means the occurrence of any of the
following events: (i) any   person   or   group   (as such terms are used
in Section 13(d) of the Securities Exchange Act of 1934, as amended (the
Exchange Act  )) becomes the   beneficial owner   (as determined pursuant
to Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of securities of EBS having more than 33% of the total voting power of all classes of capital stock of EBS entitled to vote generally in the election of directors of EBS; (ii) at any time during any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of EBS (together with any new directors whose election, or nomination for election by the stockholders of EBS, to the Board of Directors was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of EBS then in office;
(iii) the Board of Directors of EBS approves an agreement providing for the sale, lease, transfer or other disposition of all or substantially all of the assets of EBS, in one transaction or a series of related transactions,
to any   person   or   group   (as such terms are used in Section 13(d) of
the Exchange Act) other than a wholly-owned subsidiary of EBS; (iv) the Board of Directors of EBS approves an agreement providing for the merger or consolidation of EBS with another corporation, other than a merger in which EBS would be the surviving corporation and which would result in
(a) securities having more than 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of
directors of the surviving corporation being   beneficially owned   (as
determined pursuant to Rules 13d-3 and 13d-5 under the Exchange Act) by the holders of the capital stock of EBS immediately prior to such merger and
(b) no   person   or   group   (as such terms are used in Section 13(d) of
the Exchange Act)   beneficially owning   (as determined pursuant to
Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities having more than 33% of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the surviving corporation; or (v) the Board of Directors of EBS approves a plan for the liquidation or dissolution of EBS; provided, however, that no such event shall be deemed a Change in Control if it occurs as part of the implementation of, and pursuant to the express terms of, a plan of reorganization of EBS under Chapter 11 of Title 11 of the United States Code that has been confirmed by the Bankruptcy Court in the Chapter 11 Case, and provided further that two or more entities shall not be deemed to
constitute a   person   or   group   for purposes hereof in respect of any
securities of EBS received by them pursuant to such plan of reorganization merely by virtue of the fact that such entities were each members of the statutory Creditors' Committee appointed in the Chapter 11 Case.

     (d)    Chapter 11 Case   means the case commenced by EBS on
November 3, 1995 under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court in Delaware (Case No. 95-1354 (PJW)).

     (e)    Common Stock   means shares of the common stock of EBS, par
value $.01 per share, authorized and issued pursuant to the terms of a plan of reorganization of EBS under Chapter 11 of the United States Code as confirmed by the Bankruptcy Court in the Chapter 11 Case.

     (f)    Effective Date   shall have the meaning ascribed to that term
in the Debtors' Amended Joint Plan of Reorganization, dated May 21, 1997, as such plan may be amended or modified, or such alternative plan of reorganization as is ultimately confirmed by the Bankruptcy Court.

     10. Adjustment Upon Changes in Capitalization: In the event that each of the outstanding shares of Common Stock of EBS shall be changed into or exchanged for a different number or kind of shares of stock or other securities of EBS or of another corporation, whether by reason of stock dividend, recapitalization, merger, consolidation, split-up, spinoff, combination, exchange of shares or the like, then there shall be substituted for each share of Restricted Stock the number and kind of shares of stock or other securities into which each outstanding share of Common Stock of EBS shall be so changed or for which each such share shall be exchanged.

     11. Taxes: When shares of Restricted Stock are vested or upon your earlier election pursuant to Section 83(b) of the Internal Revenue Code of
1986, as amended (the   Code  ), to be taxed at the time of the transfer to
you of the shares of Restricted Stock, you shall simultaneously deliver to EBS sufficient cash to satisfy federal and state income tax withholding requirements. If you do not deliver such cash at such time, EBS may withhold from any delivery of shares that number of shares necessary to satisfy federal and state income tax withholding requirements and/or EBS may withhold cash compensation to satisfy such requirements. If you do not elect pursuant to Section 83(b) of the Code to be taxed at the time of the transfer to you of the shares of the Restricted Stock, then at such time or times as the shares of Restricted Stock are vested (unless such vesting occurs pursuant to paragraph 8(a) or 8(b) hereof), EBS shall pay to you in cash such sum as is necessary (after taking into account all federal, state and local income taxes payable by you as a result of the receipt of such sum) to place you in the same after-tax position as you would have been in if no federal, state or local income taxes were payable by you in respect of the vesting of such shares of Restricted Stock. EBS may withhold from such sum such amounts as may be necessary to satisfy federal and state income tax withholding requirements.

     12. Right to Continued Employment: Nothing in this agreement shall confer upon you any right to continue in the employ of EBS or any of its Subsidiaries or interfere with the right of EBS or any of its Subsidiaries to terminate your employment at any time.

     13. Investment Representation: In the event the Restricted Stock to be delivered to you is not registered under the Securities Act of 1933, as
amended (the   1933 Act  ), you represent to EBS that the shares of
Restricted Stock to be received by you will be acquired for investment for your own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that at the time of receipt of such shares of Restricted Stock you will have no present intention of selling, granting participation in or otherwise distributing the same. You will reconfirm such investment representation at the time of the future delivery of shares of Restricted Stock. You further represent that you do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person with respect to any of the shares of Restricted Stock.

     You understand that if the Restricted Stock to be delivered to you is not registered under the 1933 Act, on the grounds that the issuance of such Restricted Stock is exempt from registration under the 1933 Act pursuant to
Section 4(2) thereof, EBS' reliance on such exemption will be predicated on your representations set forth herein.

     You understand that the shares of Restricted Stock to be delivered to you under this agreement may not thereafter be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom.

Very truly yours,

EDISON BROTHERS STORES, INC.


By: _/S/___________________________
    Name: Alan D. Miller
    Title:          Chairman, President and
               Chief Executive Officer


Agreed to and accepted

________________________________
[Name of  Executive]